Exhibit 23.2

Board of Directors

First National Bank of New Holland

25 North Main Street

New Holland, OH 43145

Gentlemen:

We consent (1) to the use of our report dated January 9, 2001 regarding the audited balance sheets of the First National Bank of New Holland as of December 31, 2000 and 1999 and the related statements of income, changes in shareholders' equity and cash flows for each of the years then ended included in this Registration Statement on Form S-4 of Community First Financial Bancorp, Inc. and (2) to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

Very truly yours,

/s/ Dixon, Francis, Davis & Company

Dixon Francis, Davis & Company

Granville, Ohio

May 1, 2001